Exhibit 10.17(a)

Avis Budget Group, Inc.

AWARD AGREEMENT – RESTRICTED STOCK UNITS

Award Agreement (this “Agreement”), dated as of                         , by and between Avis Budget Group, Inc., a Delaware corporation (the “Company”), and the grantee indicated on Schedule A attached hereto (the “Grantee”), pursuant to the terms and conditions of the Avis Budget Group, Inc. 2007 Equity and Incentive Plan (the “Plan”).

In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:

1. The Plan. The Award granted to the Grantee hereunder is pursuant to the Plan. A copy of the Plan and the prospectus therefor have been provided to the Grantee and the terms of the Plan are hereby incorporated in this Agreement. Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.

2. Award. Concurrently with the execution of this Agreement, subject to the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants the Award indicated on Schedule A attached hereto (the “Award”) to the Grantee.

3. Schedule of Lapse of Restrictions. The Restricted Stock Units granted hereunder shall vest and be paid in the manner set forth on Schedule A attached hereto.

4. Termination of Service. Notwithstanding any other provision of the Plan to the contrary, except as otherwise provided in Section 3 of this Agreement, upon the termination of the Grantee’s service with the Company and its subsidiaries for any reason whatsoever, the Award shall immediately and automatically terminate; provided, however, that the Committee may, in its sole and absolute discretion, accelerate the vesting of the Award, upon termination of service or otherwise, for any reason or no reason, but shall have no obligation to do so.

5. No Assignment. Except as otherwise provided in the Plan, this Agreement (and the Award) may not be assigned by the Grantee by operation of law or otherwise.

6. No Rights to Continued Service; Loss of Office. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in the service of the Company or any of its subsidiaries, or shall interfere in any way with the right of the Company to terminate such service. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and the Award, a termination of service shall be deemed to have occurred on the date upon which the Grantee ceases to perform active duties for the Company following the provision of any notification of termination or resignation from service, and without regard to any period of notice of termination of service (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Grantee shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Grantee for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of service. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries.

7. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

8. Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Grantee agrees to remit to the Company or any of its applicable subsidiaries such sum as may be necessary to discharge the Company’s or such subsidiary’s obligations with respect to any tax, assessment or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Award. Accordingly, the Grantee agrees to remit to the Company or an applicable subsidiary any and all required minimum withholding taxes. Such payment shall be made to the Company or any applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion. If the Grantee does not agree to remit the amount of withholding taxes or other taxes, or otherwise directs the Company to withhold such amount, the Company shall satisfy the minimum amount of withholding taxes or other taxes with shares of Stock that would otherwise be received upon settlement of the Award.

9. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, or the Company, Attention: General Counsel, or such other address as the Company may designate in writing to the Grantee.

10. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

12. Authority. The Compensation Committee of the Board of Directors of the Company shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive on all parties.

13. Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of common stock of the Company underlying or relating to any Award until the issuance of Stock to the Grantee in respect of such Award.

14. Dividends. The Committee may determine, in its sole and absolute discretion, that the Grantee may receive dividend equivalents, which shall be deferred until the shares of common stock of the Company underlying or relating to any Award are issued to the Grantee.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

AVIS BUDGET GROUP, INC.

By:
Name:
Title:

3

SCHEDULE A

Award Details

1.	Grantee: ___________________________

2.	Date of Grant:

3.	Number of Restricted Stock Units: _______________

4.	Vesting and Other Provisions:

A-1